FOR IMMEDIATE RELEASE                                         Contact:                  Rob Kukla, Jr.
February 23, 2011                                                                                               Director, Investor Relations
713-753-5082

Gabriela Segura
Manager, Media Relations
713-753-8694

KBR ANNOUNCES EARNINGS PER DILUTED SHARE OF $0.51 FOR
FOURTH QUARTER 2010 AND $2.07 FOR FULL YEAR 2010

▪	Full year 2010 earnings per diluted share up 16% compared to the full year 2009

▪	Operating income of $609 million for the full year 2010, up 14% compared to the prior year; fourth quarter 2010 up 19% compared to prior year

▪	Net income attributable to KBR of $327 million for full year 2010, up 13% compared to the full year 2009

▪	Cash flows from operating activities of $549 million for full year 2010

HOUSTON, Texas – KBR (NYSE:KBR) announced today that fourth quarter 2010 net income attributable to KBR was $78 million, or $0.51 per diluted share, compared to net income attributable to KBR of $73 million, or $0.45 per diluted share, in the fourth quarter of 2009.

Consolidated revenue in the fourth quarter was $2.3 billion compared to $3.0 billion in the fourth quarter of 2009; however, operating income was $148 million compared to $124 million in the prior year fourth quarter. Hydrocarbons business group revenue and job income of $1.1 billion and $150 million, declined $136 million and $115 million, from the fourth quarter of 2009, which included a $183 million gain from an arbitration award on the EPC-1 project. Infrastructure, Government, and Power (IGP) business group revenue in the fourth quarter was $845 million, which included an expected reduction of $483 million compared to the prior year fourth quarter related to reduced activity on the LogCAP project. IGP job income was $72 million in the fourth quarter, up $120 million compared to the prior year fourth quarter primarily related to a charge of $132 million related to an adverse award fee determination on the LogCAP project in the fourth quarter of 2009. Services revenue and job income in the fourth quarter was $408 million and $47 million, down $18 million and $4 million, respectively, compared to the fourth quarter of 2009.

“I am very pleased with KBR’s 2010 results, strong operating income and cash generation from operations, and solid execution across our businesses,” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “In 2011, KBR expects to continue to successfully execute work and capture the excellent growth opportunities we see in an improving market environment, particularly in Hydrocarbons and Infrastructure and Minerals markets.”

Hydrocarbons Business Group Results

Gas Monetization job income was $57 million in the fourth quarter compared to job income of $23 million in the fourth quarter of 2009. The increase in job income was primarily related to increased work on the Gorgon LNG project and $24 million in costs and schedule delays in the fourth quarter of 2009 on two now completed LNG projects. Partially offsetting this increase was lower activity on the Escravos GTL project as well as substantial completion of several front-end engineering and design projects.

Oil and Gas job income was $37 million in the fourth quarter compared to job income of $210 million in the fourth quarter of 2009, which included a gain of $183 million related to a favorable arbitration award on the EPC-1 project. The fourth quarter of 2010 included an increase in job income on the newly awarded CLOV floating production, storage, and offloading (FPSO), Big Foot, and Jack St. Malo projects, as well as a gain from a project close-out settlement on an offshore FPSO project.

Downstream job income was $44 million in the fourth quarter compared to job income of $17 million in the fourth quarter of 2009. The increase in job income was primarily related to increased work on the Sonangol refinery project, increased work on the Yanbu export refinery project, and a contingency release on the Saudi Kayan project.

Technology job income was $12 million in the fourth quarter, which included an unfavorable jury verdict on a project dispute in the fourth quarter. Job income in the fourth quarter of 2009 was $15 million. Also during the fourth quarter of 2010, Technology had a $4 million asset impairment related to the closing of an operations center.

Infrastructure, Government, and Power Business Group Results

North America Government and Defense (NAGD) job income was $29 million in the fourth quarter compared to a loss of $112 million in the fourth quarter of 2009. The fourth quarter included lower overall volumes on the LogCAP project, while the fourth quarter of 2009 results included a charge of $132 million related to an adverse award fee determination on the LogCAP project. In addition, the fourth quarter of 2009 also included a charge of $19 million for an unfavorable court ruling and a $17 million loss for the reversal of previously recognized revenue associated with certain legal costs.

International Government and Defense (IGD) job income was $26 million in the fourth quarter compared to job income of $19 million in the fourth quarter of 2009. The increase in job income was primarily related to increased activity and efficiencies on the Allenby and Connaught project. Partially offsetting this increase was lower activity on the CONLOG project and the completion of the Tier 3 Basra project.

Infrastructure and Minerals (I&M) job income was $15 million in the fourth quarter compared to job income of $19 million in the fourth quarter of 2009. The decrease in job income was primarily related to the lower volume on the Qatar-Bahrain Causeway project.

Power and Industrial (P&I) job income was $2 million in the fourth quarter compared to job income of $26 million in the fourth quarter of 2009. The decrease in job income was primarily related to the completion of several power projects prior to the fourth quarter of 2010 as well as lower overall activity coupled with increased costs related to rework and repairs at a nearly-completed activated carbon project. Also contributing to the decrease in job income was a gain in the fourth quarter of 2009 related to the collection of a fully-reserved receivable on a completed project.

Services Results

Services job income was $47 million in the fourth quarter compared to job income of $51 million in the fourth quarter of 2009. The decrease in job income was driven by overall lower activity on the Shell Scotford Upgrader project in Canada and the completion of several construction projects in the U.S. The decline in job income was partially offset by increased levels of activity in the Industrial Services business, led by the multi-site DuPont project and turnaround projects in Canada.

Ventures Results

Ventures job income was $9 million in the fourth quarter compared to job income of $4 million in the fourth quarter of 2009. The increase in job income was primarily related to higher ammonia prices and increased shipments at the EBIC ammonia project in Egypt, as well as the consolidation of a heavy equipment transport project for the U.K. military effective January 1, 2010.

Corporate

Corporate general and administrative expense in the fourth quarter of 2010 was $55 million compared to $60 million in the prior year fourth quarter. The fourth quarter of 2009 included a $4 million write-off related to the Westside campus.

Total cash provided by operating activities for the twelve months of 2010 was $549 million, driven by overall earnings, improved working capital management on certain projects primarily in our Gas Monetization business unit, as well as the receipt of award fees on the LogCAP project in 2010.

Full Year 2011 Outlook

The KBR full year 2011 earnings per diluted share guidance is $2.05 to $2.30.

Significant Achievements and Awards

▪
KBR announced that it acquired Chicago-based Roberts & Schaefer Company. Roberts & Schaefer is a global leader in engineering, procurement and construction (EPC) services for bulk material handling and processing systems. The company provides services and associated processing infrastructure to customers in the mining and minerals, power, industrial, refining, aggregates, precious and base metals industries.

▪
KBR announced it completed the acquisition of the 44.94 percent share interest in M.W. Kellogg Limited (MWKL). With the completion of the transaction, MWKL is now a wholly-owned KBR subsidiary. The Agreement to enter into the transaction was previously announced on December 20, 2010.

▪
KBR announced that it was awarded a contract by Scottish and Southern Energy Plc (SSE) to provide Project Management Services for its capital investment program over the next five years. SSE has appointed KBR as Project Management Partner to help maintain the processes, systems and skills needed to deliver large capital projects. KBR will supplement and complement the work performed by SSE’s in-house major projects team.

▪
During the fourth quarter of 2010 and in January of 2011, KBR announced it was awarded contracts to execute the topsides detailed design for TOTAL’s CLOV FPSO unit and Chevron’s Big Foot integrated drilling and production platform.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, government services, minerals, civil infrastructure, power, and industrial markets. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 23, 2011, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data)
(Unaudited)

 KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data)
(Unaudited)

Twelve Months Ended December 31, 2010		Twelve Months Ended December 31, 2009	
Revenue:				
Hydrocarbons	$	3,969	$	3,906
Infrastructure, Government and Power		4,299		6,288
Services		1,755		1,863
Ventures		55		21
Other		21		27
Total revenue		10,099		12,105
Business unit income (loss):				
Hydrocarbons		400		464
Infrastructure, Government and Power		272		188
Services		102		96
Ventures		33		19
Other		2		(3)
Total business unit income		809		764
Unallocated costs:				
Labor cost absorption		12		(11)
General and administrative		(212)		(217)
Operating income		609		536
Interest expense, net		(17)		(1)
Foreign currency gains (losses), net		(4)		-
Other non-operating expense		(2)		(3)
Income before income taxes and noncontrolling interests		586		532
Provision for income taxes		(191)		(168)
Net income		395		364
Net income attributable to noncontrolling interests		(68)		(74)
Net income attributable to KBR	$	327	$	290
Net income attributable to KBR per share:				
Basic	$	2.08	$	1.80
Diluted	$	2.07	$	1.79
Basic weighted average shares outstanding		156		160
Diluted weighted average shares outstanding		157		161
Cash dividends declared per share	$	0.15	$	0.20

KBR, Inc.: Condensed Consolidated Balance Sheets
(Millions)
(Unaudited)

December 31, 2010		December 31, 2009
Assets				
Current assets:				
Cash and equivalents	$	786	$	941
Receivables:				
Accounts receivable, net		1,455		1,243
Unbilled receivables on uncompleted contracts		428		657
Total receivables		1,883		1,900
Deferred income taxes		199		192
Other current assets		394		608
Total current assets		3,262		3,641
Property, plant and equipment, net of accumulated depreciation of $334 and $264		355		251
Goodwill		947		691
Intangible assets, net		127		58
Equity in and advances to related companies		219		164
Noncurrent deferred income taxes		103		120
Noncurrent unbilled receivables on uncompleted contracts		320		321
Other assets		84		81
Total assets	$	5,417	$	5,327
Liabilities and Shareholders' Equity				
Current liabilities:				
Accounts payable	$	921	$	1,045
Due to former parent, net		43		53
Obligation to former noncontrolling interest		180		-
Advanced billings on uncompleted contracts		498		407
Reserve from estimated losses on uncompleted contracts		26		40
Employee compensation and benefits		200		191
Current non-recourse project-finance debt of a variable interest entity		9		-
Other current liabilities		470		552
Current liabilities related to discontinued operations, net		-		3
Total current liabilities		2,347		2,291
Noncurrent employee compensation and benefits		397		469
Noncurrent non-recourse project-finance debt of a variable interest entity		92		-
Other noncurrent liabilities		132		106
Noncurrent income tax payable		128		43
Noncurrent deferred tax liability		117		122
Total liabilities		3,213		3,031
KBR shareholders' equity				
Preferred stock		-		-
Common stock		-		-
Paid-in-capital in excess of par		1,981		2,103
Accumulated other comprehensive loss		(438)		(444)
Retained earnings		1,157		854
Treasury stock		(454)		(225)
Total KBR shareholders' equity		2,246		2,288
Noncontrolling interests		(42)		8
Total shareholders' equity		2,204		2,296
Total liabilities and shareholders' equity	$	5,417	$	5,327

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions)
(Unaudited)

KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)
(Unaudited)

Revenue:	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Three Months Ended September 30, 2010
Hydrocarbons:			
Gas Monetization	$ 748	$ 779	$ 698
Oil and Gas	131	279	107
Downstream	155	120	139
Technology	35	27	30
Total Hydrocarbons	1,069	1,205	974
Infrastructure, Government and Power			
North America Government and Defense	618	1,039	753
International Government and Defense	85	80	87
Infrastructure and Minerals	70	79	64
Power and Industrial	72	130	79
Total Infrastructure, Government and Power	845	1,328	983
Services	408	426	480
Ventures	14	5	13
Other	6	-	5
Total revenue	$ 2,342	$ 2,964	$ 2,455
Business unit income (loss):			
Hydrocarbons:			
Gas Monetization	$ 57	$ 23	$ 59
Oil and Gas	37	210	24
Downstream	44	17	23
Technology	12	15	14
Total job income	150	265	120
Impairment of long-lived assets	(4)	-	-
Loss on sale of assets	(1)	-	-
Division overhead	(30)	(26)	(27)
Total Hydrocarbons business group income	115	239	93
Infrastructure, Government and Power:			
North America Government and Defense	29	(112)	73
International Government and Defense	26	19	22
Infrastructure and Minerals	15	19	14
Power and Industrial	2	26	6
Total job income	72	(48)	115
Division overhead	(34)	(39)	(32)
Total IGP business group income	38	(87)	83
Services:			
Job income	47	51	45
Division overhead	(17)	(19)	(19)
Total Services business unit income	30	32	26
Ventures:			
Job income	9	4	7
Gain on sale of assets	3	-	-
Division overhead	-	-	(1)
Total Ventures business unit income	12	4	6
Other:			
Job income	2	2	6
Impairment of long-lived assets	(1)	-	-
Gain on sale of assets	1	1	(1)
Division overhead	(2)	(1)	(1)
Total Other business unit income	-	2	4
Total business unit income	$ 195	$ 190	$ 212

 KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)
(Unaudited)

 KBR, Inc.:  Backlog Information (a)
(Millions)
(Unaudited)

 (a)  Backlog is presented differently depending on if the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog related to unconsolidated joint ventures is presented as KBR’s percentage ownership of the joint venture’s revenue. However, because these projects are accounted for under the equity method, only KBR’s share of future earnings from these projects will be recorded in revenue. Our backlog for projects related to unconsolidated joint ventures totaled $1.7 billion, $1.9 billion and $2.1 billion at December 31, 2010, September 30, 2010, and December 31, 2009, respectively. Our backlog related to consolidated joint ventures with noncontrolling interest totaled $4.4 billion, $4.3 billion and $4.6 billion at December 31, 2010, September 30, 2010, and December 31, 2009, respectively.

As of December 31, 2010, 21% of our backlog was attributable to fixed-price contracts and 79% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of December, 31, 2010, September 30, 2010, December 31, 2009.

(b)	Backlog attributable to unfunded government orders was $0.1 billion, $0.1 billion and $0.3 billion as of December 31, 2010, September 30, 2010, and December 31, 2009, respectively.

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